TRADING ADVISORY AGREEMENT

Abbey Capital Multi Asset Fund

Trading Advisory Agreement (this “Agreement”) entered into as of the day of February, 2018, and shall take effect on the Effective Date (as defined below) by and among THE RBB FUND INC., a Maryland corporation (herein called the “Fund”) for and on behalf of Abbey Capital Multi Asset Fund (the “Portfolio”) ABBEY CAPITAL LIMITED, an Irish limited company (the “Adviser”), ABBEY CAPITAL MULTI ASSET OFFSHORE FUND LIMITED, an exempted company incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of the Portfolio as defined below (the “Subsidiary”) and TUDOR INVESTMENT CORPORATION, a Delaware corporation, with its registered office at 1275 King Street, Greenwich, CT 06831, Connecticut (the “Trader”) (each a “Party” and together the “Parties”).

This Agreement shall take effect on the date that the Portfolio or the Subsidiary initially deposits cash or securities in the Managed Account (as defined in the Supplemental Trading Agreement dated February [ ], 2018 between the Parties (the “Supplemental Trading Agreement”)).

WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated the [ ] 2018 (the “Investment Advisory Agreement”) with the Fund, relating to the provision of investment advisory services to the Portfolio;

WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated the [ ] 2018 (together with the Investment Advisory Agreement, the “Advisory Agreement”) with the Subsidiary, relating to the provision of investment advisory services to the Subsidiary;

WHEREAS, the Adviser, on behalf of the Portfolio, may allocate a portion of the Portfolio’s assets not to exceed in the aggregate 25% of its assets to the Subsidiary;

WHEREAS, the Advisory Agreement provides that the Adviser may delegate any or all of its investment advisory responsibilities under the Advisory Agreement to one or more sub-advisers;

WHEREAS, the Adviser and the Board of Directors of the Fund desire to retain the Trader to render portfolio management services to the Portfolio and the Subsidiary in the manner and on the terms set forth in this Agreement, and the Trader is willing to provide such services.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the Parties hereto agree as follows:

1. Trading Services.

(a)	The Adviser hereby appoints the Trader to act as a commodity trading advisor (“CTA”) to the Portfolio and the Subsidiary with respect to that portion of the Portfolio’s assets and/or the Subsidiary’s assets, respectively, allocated from time to time to the Trader by the Adviser for the periods and on the terms herein set forth (the “Allocated Assets”). The Trader accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

(b)	The Trader shall, subject to the supervision and oversight of the Adviser, trade the Allocated Assets on behalf of the Portfolio and the Subsidiary, as applicable, in accordance with the terms of this Agreement and the Supplemental Trading Agreement entered into by the Adviser and the Trader in relation to the Allocated Assets and save as otherwise disclosed to the Adviser in accordance with (i) the investment objective, policies and restrictions of the Subsidiary and the Portfolio set forth in the Portfolio’s prospectus and statement of additional information, as they may be amended from time to time, any additional policies or guidelines, including without limitation compliance policies and procedures, established by the Adviser, the Fund’s Chief Compliance Officer, or by the Fund’s Board of Directors (“Board”) to the extent that such materials have been furnished in writing to the Trader, (ii) the written instructions and directions received from the Adviser and the Fund as delivered; and (iii) all federal and state laws applicable to the Subsidiary and the Trader’s duties under this Agreement, all as may be in effect from time to time. The foregoing are referred to below together as the “Policies”.

For purposes of compliance with the Policies, the Trader shall be entitled to treat the Allocated Assets as though the Allocated Assets constituted the entire Portfolio, and the Trader shall not be responsible in any way for the compliance of any assets of the Portfolio, other than the Allocated Assets, with the Policies. Subject to the foregoing, the Trader is authorized, in its discretion and without prior consultation with the Adviser, to buy, sell (including short sales), lend and otherwise trade in any commodity interests, including futures contracts, options on futures contracts (selling uncovered options is not permitted), forward contracts or commodities and swaps (the “Commodity Interests”) on behalf of the Portfolio and/or Subsidiary, as applicable, without regard to the length of time the Commodity Interests have been held and the resulting rate of portfolio turnover or any tax considerations; and the majority or the whole of the Allocated Assets may be invested in such proportions of Commodity Interests as the Trader shall determine. Notwithstanding the foregoing provisions of this Section 1(b), however, (i) the Trader shall, upon and in accordance with written instructions from the Adviser effect such portfolio transactions for the Allocated Assets as the Adviser shall determine are necessary in order for the Portfolio and/or the Subsidiary to comply with the Policies, and (ii) upon prior written notice to the Trader, the Adviser may effect in-kind redemptions with shareholders of the Portfolio with securities included within the Allocated Assets.

(c)	Absent instructions from the Adviser or the officers of the Fund to the contrary, the Trader shall place orders pursuant to its determinations with any futures commission merchant the Trader so chooses, provided, however, the orders are settled with a futures commission merchant or Foreign Exchange clearing broker with which the Portfolio or Subsidiary, as applicable, has an account.

(d)	The Trader hereby agrees that it shall not consult with any other investment adviser or CTA to the Fund with respect to transactions in Commodity Interests for the Allocated Assets or any other transactions in the Fund’s assets, other than for the purposes of complying with the conditions of paragraphs (a) and (b) of Rule 12d3-1 under the Investment Company Act of 1940 (the “1940 Act”).

(e)	The Trader has provided the Adviser with a true and complete copy of its compliance policies and procedures pursuant to best practices for all CTAs registered with the Commodity Futures Trading Commission (“CFTC”) or, if applicable, Rule 206(4)-7 of the Investment Advisers Act of 1940 (the “Advisers Act”) (the “Trader Compliance Policies”). Such Trader Compliance Policies shall be provided via a non-printable password-protected site for a certain period for the Adviser’s review. The Trader’s chief compliance officer (“Trader CCO”) shall provide to the Fund’s Chief Compliance Officer (“Fund CCO”) or his or her delegate promptly (and in no event in more than 10 business days) the following:

(i)	a report of any material changes to the Trader Compliance Policies;

(ii)	a report of any “material compliance matters,” as defined by Rule 38a-1 under the 1940 Act, that have occurred in connection with the Trader Compliance Policies;

(iii)	a summary report from the Trader CCO with respect to the annual review of the Trader Compliance Policies; and

(iv)	an annual (or more frequently as the Fund CCO may request) certification regarding the Trader’s compliance with Rule 206(4)-7 under the Advisers Act, if applicable, and Section 38a-1 of the 1940 Act as well as the foregoing sub-paragraphs (i) – (iii).

(f)	the request of the Adviser, the Trader will review with the Adviser its policies and procedures adopted and maintained in accordance with Rule 206(4)-7 of the Investment Advisers Act of 1940 (the “Advisers Act”).

(g)	The Trader may, on occasions when it deems the purchase or sale of a Commodity Interest to be in the best interests of the Portfolio or Subsidiary, as applicable, as well as other fiduciary or agency accounts managed by the Trader, aggregate, to the extent permitted by applicable laws and regulations, the Commodity Interests to be sold or purchased in order to obtain the best overall terms available. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Trader in the manner it considers to be most fair and equitable over time to the Portfolio or the Subsidiary, as applicable, and to its other accounts. In that connection, however, the Trader agrees that: (i) in rendering consulting, advisory and management services to other Commodity Interest trading accounts and entities, it will use its best efforts to achieve an equitable treatment of all accounts utilizing the same investment programme as the Allocated Assets and will use a fair and reasonable system of order entry for all accounts utilizing the same trading strategy as the Allocated Assets; and (ii) it will not deliberately use any trading strategies for the Subsidiary which it or its principals know are inferior to those employed by other accounts using the same investment programme as the Allocated Assets. The Trader further agrees to be aware of the position limits imposed on certain Commodity Interest contracts by the CFTC or applicable contract market. The Trader will be entitled to use that portion of the applicable position limits that bears the same relationship that the Allocated Assets bears to all of the Portfolio’s or Subsidiary's assets, as applicable and that relationship will be communicated in writing by the Adviser to the Trader at the commencement of trading and at the point of any subsequent change in that relationship. If, at any time during the term of this Agreement, the Trader is required to aggregate the Portfolio’s or the Subsidiary's Commodity Interest positions with the positions of any other person for purposes of applying the CFTC or exchange imposed speculative position limits, the Trader will promptly notify the Adviser if the Portfolio’s or the Subsidiary's positions are included in an aggregate amount which exceeds the applicable speculative position limit. If the speculative positions limits are reached in any Commodity Interest contract, the Trader will modify the trading instructions to the Portfolio and Subsidiary, as applicable and its other accounts in a reasonable and good faith effort to achieve an equitable treatment of all accounts. The Trader currently believes and represents that such speculative limits will not materially affect its trading recommendations or strategy for the Portfolio or Subsidiary given the Trader's current accounts and all proposed accounts for which the Trader has a contract to act as a CTA.

(h)	The Trader, in connection with its rights and duties with respect to the portfolio, Subsidiary and the Fund shall use the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

(i)	The services of the Trader hereunder are not deemed exclusive and the Trader shall be free to render similar services to others (including other investment companies) so long as its services under this Agreement are not impaired thereby. The Trader will waive enforcement of any non-compete agreement or other agreement or arrangement to which it is currently a party that restricts, limits, or otherwise interferes with the ability of the Adviser to employ or engage any person or entity to provide investment advisory or other services and will transmit to any person or entity notice of such waiver as may be required to give effect to this provision; and the Trader will not become a party to any non-compete agreement or any other agreement, arrangement, or understanding that would restrict, limit, or otherwise interfere with the ability of the Adviser and the Fund or any of their affiliates to employ or engage any person or organization, now or in the future, to manage the Subsidiary, the Portfolio or any other assets managed by the Adviser.

(j)	The Trader shall furnish the Adviser and the administrator of the Fund (the “Administrator”) daily, weekly, monthly, quarterly and annual reports concerning portfolio transactions and performance of the Allocated Assets as the Adviser may reasonably determine in such form as may be mutually agreed upon, and agrees to review the Allocated Assets with the Adviser and discuss the management of the Allocated Assets. The Trader shall promptly respond to requests by the Adviser, the Administrator, and the Fund CCO or their delegates for copies of the pertinent books and records maintained by the Trader relating directly to the Portfolio and/or Subsidiary. The Trader shall also provide the Adviser with such other information and reports, including information and reports related to compliance matters, as may reasonably be requested by it from time to time, including without limitation all material requested by or required to be delivered to the Board.

(k)	Unless otherwise instructed by the Adviser, the Trader shall not have the power, discretion or responsibility to vote any proxies in connection with Commodity Interests in which the Allocated Assets may be invested, and the Adviser shall retain such responsibility.

(l)	The Trader shall cooperate promptly and fully with the Adviser, the the Portfolio, the Subsidiary and/or the Fund in responding to any regulatory or compliance examinations or inspections (including any information requests) relating to the Fund, the Portfolio, the Subsidiary or the Adviser brought by any governmental or regulatory authorities. The Trader shall provide to the Fund CCO or his or her delegate notice of any deficiencies that are identified by the CFTC or the United States Securities and Exchange Commission (“SEC”) in final written correspondence to the Trader and that relate to the services provided by the Trader to the Portfolio or the Subsidiary pursuant to this Agreement. The Trader shall provide such notification within a reasonable period after receiving the final written correspondence. The Trader shall provide additional information with respect to such deficiencies as is reasonably requested by the Fund CCO or his or her delegate.

(m)	The Trader shall maintain separate detailed records of all matters pertaining to the Allocated Assets required to be maintained and preserved, pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act and/or by the CFTC. Records that are prepared or maintained by the Trader in respect of the Allocated Assets are the property of the Fund, and the Trader will provide copies of such records (or originals where required by law) promptly to the Fund upon request. The Trader further agrees to preserve such records for the periods prescribed in Rule 31a-2 under the 1940 Act the records required to be maintained under Rule 31a-1 under the 1940 Act and/or by the CFTC.

(n)	The Trader shall promptly notify the Adviser of any financial condition that is likely to impair the Trader’s ability to fulfill its commitments under this Agreement.

2. Representations and Warranties of the Parties

(a)	The Trader represents and warrants to the Adviser as follows:

(i)	The Trader is a registered CTA with the CFTC;

(ii)	The Trader, in cooperation with an insurance broker chosen in the Trader’s sole discretion, will maintain liability insurance from a nationally recognized insurance provider in such amounts and with such coverage as the Trader believes is commercially reasonable and necessary in light of the services provided hereunder by the Trader;

(iii)	The Trader will provide notice of termination of such coverage to the Adviser and the Fund if such termination would have a material adverse effect on the Adviser and the Fund; and

(iv)	This Agreement has been duly authorized and executed by the Trader.

(b)	The Adviser represents and warrants to the Trader as follows:

(i)	The Adviser is registered under the Advisers Act; and

(ii)	Each of the Adviser and the Fund has duly authorized the execution of this Agreement by the Adviser.

3. Obligations of the Adviser.

(a)	The Adviser shall provide (or cause the Portfolio’s and/or Subsidiary’s Custodian (as defined in Section 4 hereof), as applicable, to provide) timely information to the Trader regarding such matters as the composition of the Allocated Assets, cash requirements and cash available for investment in the Allocated Assets, and all other information as may be reasonably necessary for the Trader to perform its responsibilities hereunder.

(b)	The Adviser has furnished the Trader with a copy of the prospectus and statement of additional information of the Portfolio and the Adviser agrees during the continuance of this Agreement to furnish the Trader copies of any revisions or supplements thereto at, or, if practicable, before the time the revisions or supplements become effective. The Adviser agrees to furnish the Trader with copies of any financial statements or reports made by the Portfolio to its shareholders, and any further materials or information that the Trader may reasonably request to enable it to perform its functions under this Agreement.

4. Custodian. The Adviser shall provide the Trader with a copy of the Portfolio’s and/or Subsidiary’s agreement with any custodian designated to hold the assets of the Subsidiary (the “Custodian”) and any material modifications thereto (the “Custody Agreement”) that may affect the Trader’s duties, copies of such modifications to be provided to the Trader reasonably in advance of the effectiveness of such modifications. The Allocated Assets shall be maintained in the custody of the Custodian identified in, and in accordance with the terms and conditions of, the Custody Agreement (or any sub-custodian properly appointed as provided in the Custody Agreement). The Trader shall have no liability for the acts or omissions of the Custodian, unless such act or omission is taken solely in reliance upon instruction given to the Custodian by a representative of the Trader properly authorized to give such instruction under the Custody Agreement. Any assets added to the Portfolio or Subsidiary shall be delivered directly to the Custodian.

5. Use of Name. During the term of this Agreement, the Adviser shall have permission to use the Trader’s name in the marketing of the Portfolio, and agrees to furnish the Trader, for its prior approval (which approval shall not be unreasonably withheld) at its principal office all prospectuses, proxy statements and reports to shareholders prepared for distribution to shareholders of the Portfolio or the public that refer to the Trader in any way. If the Adviser does not receive a response from the Trader with respect to such materials within five business days of its submission for approval, such materials shall be deemed accepted by the Trader. The Trader agrees that the Adviser may request that the Trader approve use of a certain type, and that the Adviser need not provide for approval each additional piece of marketing material that is of substantially the same type.

During the term of this Agreement, the Trader shall not use the Adviser’s name or the Fund’s name without the prior consent of the Adviser and the Fund.

6. Expenses. During the Term of this Agreement, the Trader will pay all expenses incurred by it in connection with the performance of its duties under paragraph 1 hereof other than the cost (including taxes, brokerage commissions and other transaction costs, if any) of the securities or other investment instruments purchased or sold for the Subsidiary.

7. Compensation of the Trader. As full compensation for all services rendered, facilities furnished and expenses borne by the Trader hereunder, the Trader shall be paid the fees in the amounts and in the manner set forth in Appendix A hereto.

8. Independent Contractor Status. The Trader shall for all purposes hereof be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent the Subsidiary, the Portfolio, the Fund or the Adviser in any way or otherwise be deemed an agent of the Subsidiary, the Portfolio, the Fund or the Adviser.

9. Liability and Indemnification.

(a)	Liability. The duties of the Trader shall be confined to those expressly set forth herein with respect to the Allocated Assets. The Trader shall not be liable for any loss arising out of any portfolio investment or disposition hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. Under no circumstances shall the Trader be liable for any loss arising out of any act or omission taken by another CTA, or any other third party, in respect of any portion of the Fund’s assets not managed by the Trader pursuant to this Agreement.

(b)	Indemnification.

(i)	The Trader shall indemnify the Adviser, the Fund, the Portfolio and the Subsidiary, and their respective affiliates and controlling persons (the “Adviser Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, which the Adviser, the Fund, the Portfolio and/or the Subsidiary and their respective affiliates and controlling persons may sustain as a result of the Trader’s breach of this Agreement or its representations and warranties herein or as a result of the Trader’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder or violation of applicable law; provided, however, that the Adviser Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder.

(ii)	The Adviser shall indemnify the Trader, its affiliates and its controlling persons (the “Trader Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, arising from, or in connection with, the Adviser’s breach of this Agreement or its representations and warranties herein or as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law; provided, however, that the Trader Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of the Trader’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder.

10. Effective Date and Termination. This Agreement shall become effective as of the date that the Portfolio or the Subsidiary initially deposits cash or securities in the Managed Account (as defined in the Supplemental Trading Agreement), and:

(a)	unless otherwise terminated, this Agreement shall continue in effect until August 16, 2019, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board or by vote of a majority of the outstanding voting securities of the Portfolio, and (ii) by vote of a majority of the Directors of the Fund who are not interested persons of the Fund, the Adviser or the Trader, cast in person at a meeting called for the purpose of voting on such approval;

(b)	this Agreement may at any time be terminated on 60 days’ written notice to the Trader either by vote of the Board or by vote of a majority of the outstanding voting securities of the Portfolio;

(c)	this Agreement shall automatically terminate in the event of its assignment or upon the termination of the Advisory Agreement; and

(d)	this Agreement may be terminated by the Trader on 60 days’ written notice to the Adviser and the Fund, or by the Adviser immediately upon notice to the Trader.

Termination of this Agreement pursuant to this Section 10 shall be without the payment of any penalty.

11. Amendment. This Agreement may be amended at any time by mutual consent of the Adviser and the Trader, provided that, if required by law, such amendment shall also have been approved by vote of a majority of the outstanding voting securities of the Portfolio and by vote of a majority of the Directors of the Fund who are not interested persons of the Fund, the Adviser, or the Trader, cast in person at a meeting called for the purpose of voting on such approval.

12. Assignment. The Trader may not assign this Agreement and this Agreement shall automatically terminate in the event of an “assignment,” as such term is defined in Section 2(a)(4) of the 1940 Act. The Trader shall notify the Adviser in writing sufficiently in advance of any proposed change of “control,” as defined in Section 2(a)(9) of the 1940 Act, so as to enable the Fund and/or the Adviser to: (a) consider whether an assignment will occur, (b) consider whether to enter into a new Trading Agreement with the Trader, and (c) prepare, file, and deliver any disclosure document to the Portfolio’s shareholders as may be required by applicable law.

13. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Delaware and shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors (subject to paragraph 10 (c) hereof) and, to the extent provided in paragraph 9 hereof, each Trader Indemnified Person and Adviser Indemnified Person. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, either of the Parties to do anything in violation of any applicable laws or regulations. Any provision in this Agreement requiring compliance with any statute or regulation shall mean such statute or regulation as amended and in effect from time to time.

14. Regulation S-P. In accordance with Regulation S-P, if non-public personal information regarding any Party’s customers or consumers is disclosed to the other Party in connection with this Agreement, the other Party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement.

15. Confidentiality.

(a)	The terms of this Agreement and all information, advice and investment decisions furnished or made available by the Trader to the Subsidiary, the Portfolio, the Fund and the Adviser, all Portfolio and Subsidiary position information, all proprietary or confidential market and/or computerized investment approaches, trading systems or programs, mathematical models, simulated results, simulation software, price or research databases, other research, algorithms, numerical techniques, analytical results, technical data, strategies and methodologies, business methods, trade secrets, internal marketing materials or memoranda, corporate policies, supervisory and risk control techniques and procedures, fee and compensation structures, trader trial programs, investor and contact lists, knowledge of facilities, any books and records and any other proprietary materials or information made available by the Trader to the Subsidiary, the Portfolio, the Fund and/or the Adviser (“Trader Confidential Information”) shall be treated as confidential by the Subsidiary, the Portfolio, the Fund and the Adviser and shall not be disclosed to third parties by the Subsidiary, the Portfolio, the Fund and the Adviser except as required by law and except for disclosure to the Subsidiary’s, the Portfolio’s, the Fund’s or the Adviser’s counsel, accountants, administrator and auditor who agree to keep such information confidential in accordance with the terms hereof. The Subsidiary, the Portfolio, the Fund and the Adviser agree that each may use Trader Confidential Information solely in the performance of its duties hereunder and not for any other purpose. In addition, each of the Subsidiary, the Portfolio, the Fund and the Adviser may make Trader Confidential Information available only to its respective employees, administrator, affiliates, custodians and legal counsel and only on the conditions that: (i) such parties are subject to a confidentiality obligation; (ii) such parties need to be provided with such Trader Confidential Information for such purposes; and (iii) such parties do not engage in any direct trading of instruments or strategies traded in the Fund. In addition, the Trader’s name shall not be disclosed to the public or used by the Company, the Fund or Adviser or any other person (including on any website or in the Offering Memorandum or any other marketing materials of the Fund) without the prior written approval of the Trader.

(b)	The terms of this Agreement and all information furnished or made available by the Subsidiary, the Portfolio, the Fund and/or the Adviser to the Trader (“Company Confidential Information,” and together with Trader Confidential Information, “Confidential Information”) shall be treated as confidential by the Trader and Company Confidential Information shall not be disclosed to third parties by the Trader except: (i) as required by law or as required in connection with the execution of transactions with respect to the Portfolio and/ or the Subsidiary, as applicable; (ii) disclosure to the Trader’s counsel, accountants and other Traders on a need-to-know basis; or (iii) to the extent that such information has been publicly disclosed other than in violation of this Agreement.

(c)	The party receiving Confidential Information (the “Receiving Party”) agrees and acknowledges that the Confidential Information disclosed by the other party (the “Disclosing Party”) is and shall remain the Disclosing Party’s sole and exclusive property. No provision or disclosure of such Confidential Information to the Receiving Party shall be deemed to give the Receiving Party any right to use or disclose such Confidential Information except in strict compliance with this Agreement. Nothing contained herein shall be deemed to grant the Receiving Party any right, by license or otherwise, copyright or intellectual property rights with respect to any such Confidential Information.

(d)	In the event that the Subsidiary, the Portfolio, the Fund and/or the Adviser is compelled to disclose Trader Confidential Information pursuant to law or order issued by any administrative, governmental, regulatory, or judicial authority with competent jurisdiction, the Subsidiary, the Portfolio, the Fund and/or the Adviser, as applicable, (i) shall use its best efforts to notify the Trader of such requirements within twenty-four (24) hours of the receipt thereof and prior to any disclosure being made; (ii) shall, if permitted, consult with the Trader on the advisability of taking steps to resist or narrow such disclosure; (iii) shall cooperate with the Trader in any attempt that it may make in order to obtain an order or other reliable assurance that confidential treatment will be accorded to designated portions of such Trader Confidential Information; and (iv) shall only disclose such portions of Trader Confidential Information as it has been advised in writing by its legal counsel that it is required to disclose.

(e)	The parties acknowledge that money damages would not be a sufficient remedy for any breach of this Section 15 and that the parties shall be entitled to seek equitable relief, including an injunction and specific performance, in addition to all other remedies available at law or equity.

(f)	Notwithstanding the foregoing, the Trader agrees that the Adviser and/or the Fund may disclose certain information relating to the Trader in the offering and/or marketing materials of the Portfolio and the Subsidiary (the “Materials”) and furthermore the Trader agrees that the Adviser and/or the Fund may disclose the following: (i) that the Trader is providing advice with respect to the Managed Account; (ii) the organizational structure and basic background information with respect to the Trader; (iii) the strategy which the Trader uses with respect to the Managed Account; (iv) the monthly return for the Managed Account and the Fund; (v) the percentage of the Adviser Funds invested in the Fund; and (vi) a bespoke commentary regarding the Fund (points i-vi above collectively the “Account Information”). Adviser’s use of the Account Information will be for the sole purpose of inclusion in the Materials. All Account Information will be prepared by Adviser and the Trader will have no role in the preparation or dissemination of the Account Information. Adviser represents and warrants that it will comply at all times with all relevant laws and regulations in the provision of the Account Information to these persons. Adviser further represents and warrants that it shall use best efforts to ensure that the Account Information remains confidential at all times. Adviser further agrees that the Indemnified Persons shall have no liability whatsoever for the Account Information or any other reports prepared and distributed by Adviser, and Adviser accepts full responsibility and liability and indemnifies the Indemnified Persons fully and completely against any Losses related to the Account Information or any use or distribution thereof (including losses resulting from any inaccuracies contained therein). Without limiting the generality of the foregoing, Adviser and/or the Company shall not be liable for any indirect, special, incidental or consequential damages or other losses (regardless of whether such damages or other losses were reasonably foreseeable).

(g)	For the avoidance of doubt and notwithstanding anything in this Section 15(g), no Account Information or other reports or information made available by Adviser to any third party may include any information regarding specific positions in the Managed Account.

(h)	(g) Notwithstanding the foregoing, each party may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of (i) the Portfolio and/or the Subsidiary and (ii) any of their respective transactions, including but not limited to opinions or other tax analyses relating to such tax treatment and tax structure.

16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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Abbey Capital Limited

By:
Name:
Title:

Tudor Investment Corporation
By:
Name:
Title:	Authorized Signatory

Abbey Capital Multi Asset Offshore Fund Limited

By:
Name:
Title:

RBB Fund, Inc., for and on behalf of the Abbey Capital Multi Asset Fund

By:
Name:
Title:

Appendix A

Trading fees